Exhibit 99.3

BlastGard International Introduces New

BlastGard® MBR Gard Cart for Airport Security

AN ENTIRELY NEW AND UNPRECEDENTED MOBILE SUSPECT PACKAGE REMOVAL UNIT WITH BLAST-MITIGATING BOMB RECEPTACLE.

Clearwater, FL — February 25, 2008 — BlastGard® International (OTCBB: BLGA), the creator of blast mitigation products and services, is pleased to announce the roll-out of a new product that addresses airports, transit stations, convention centers, and other transportation centers’ security requirements. The BlastGard® MBR Gard Cart (Mobile Suspect Package Removal Unit), which houses BlastGard’s MBR 300, provides security personnel with an effective tool for safe removal of an explosive device after it is discovered.  The MBR Gard Cart contains and protects against all lethal threats posed by the detonation of an improvised explosive device (IED) and also provides rapid removal of the threat using a Mobile Removal Unit Cart.  When a suspect package or device is discovered, the airports now have a safe means of securing that package and removing it from public exposure until the bomb squad arrives.  In this way, the MBR Gard Cart can help prevent long airport facility shut-down times presently experienced when a suspect package is discovered.

Andrew McKinnon, CEO of BlastGard®, said, “Over the past year the company has been diligently developing new products that leverage our core technology and that can be niche marketed thereby significantly reducing the long sales cycle we have faced in the past. We have identified two primary markets for this product, (a) airports and (b) rail transport hubs and stations which of course history has shown to be the most vulnerable to bomb and/or IED attack. We have positioned this product to meet the demand in these markets. Effective security includes not only deterrent and preventive measures but all efforts to mitigate casualties, damage, and disruption. The MBR Gard Cart is an ideal pre-incident security technology for airport and rail transport security when dealing with bomb threats and suspicious objects or packages. The opportunity to reduce the “downtime” and mitigate the threat is critical for a busy airport or rail transport facility and therefore further validates the need for this exciting new product. Jim Gordon and his team have designed and built this device based on input from various Airport Bomb Squads, and initial reaction to the concept has been very positive.”

Jim Gordon stated, “Based on our initial market research and response from our prospective client base, we expect to generate significant near term revenues from this new product. It is estimated that an airport incurs losses of approximately $150,000 for every minute the airport is shut down and therefore a product such as this that may reduce “downtime” by even a few minutes presents an incredible “Value Proposition to all airports.”

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is be used to create new, finished products or to retrofit to existing products. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400